[GTC TELECOM CORP. LETTERHEAD]


February 4, 1999

Ms. Marla S. Timmer
21432 Calle De Oro
Lake Forest, CA 92630

Dear Marla,

We are pleased to offer you a position at GTC Telecom Corp. (the
"Company") as our Billing Manager. As we discussed, your offer package includes the following:

    State date:       February 22, 1999
    Salary:           $85,000 annual
    Stock Options:    2,500 options @$1.00 purchase price per share,
                        Vested in 6 months from hire date
                      7,500 options @$5.00 purchase price per share,
                        1/3 vesting every year from hire date.
    Medical/Dental:   GTC Telecom will reimburse COBRA monthly
                        payments until employee is eligible on
                        GTC Telecom's medical and dental
                        provider(s) plans

In accordance with the Company's general employment practices, your employment with the Company will be on an "at-will" basis. Please sign below indicating your acceptance of the terms of your offer and return the original to the Company.

Marla, we look forward to having you as part of Team GTC. Welcome aboard!


Regards,

/s/ Mark Fleming
Mark Fleming
Executive Vice President


                              /s/ Marla S. Timmer
                              Marla S. Timmer